Exhibit 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated October 10, 2024 in the Post-Effective Amendment No. 1 to Registration Statement on Form F-1, under the Securities Act of 1933 with respect to the consolidated balance sheets of iOThree Limited and its subsidiaries (collectively referred to as the “Company”) as of March 31, 2024 and 2023, the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity and cash flows for the two-year period ended March 31, 2024 and the related notes.

We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ Audit Alliance LLP

Singapore

January 27, 2025